Exhibit 10.35

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (this “Amendment”) is entered into as of this 26th day of February, 2014, by and between BMR-GATEWAY BOULEVARD LLC, a Delaware limited liability company (“Landlord”), and REVANCE THERAPEUTICS, INC., a Delaware corporation (“Tenant”).

RECITALS

A. WHEREAS, Landlord and Tenant entered into that certain Lease dated as of March 31, 2008, as amended by that certain First Amendment to Lease dated as of March 31, 2008 and that certain Second Amendment to Lease dated as of May 17, 2010 (collectively, and as the same may have been heretofore or further amended, amended and restated, supplemented or modified from time to time, the “Existing Lease”), whereby Tenant leases certain premises (the “Premises”) from Landlord in the building located at 7555 Gateway Boulevard in Newark, California (the “Building”);

B. WHEREAS, Landlord and Tenant desire to extend the term of the Lease on the terms and conditions set forth herein; and

C. WHEREAS, Landlord and Tenant desire to modify and amend the Lease only in the respects and on the conditions hereinafter stated.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1. Definitions. For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Existing Lease unless otherwise defined herein. The Existing Lease, as amended by this Amendment, is referred to herein as the “Lease.”

2. Extension Term. Effective as of January 15, 2014 (the “Effective Date”), the Term is hereby extended by thirty-six (36) months (the “Extension Term”), commencing as of January 15, 2022 and expiring as of January 14, 2025. As of the Effective Date, the “Term Expiration Date” shall mean January 14, 2025.

3. Remaining Term Base Rent.

3.1 From and after the Effective Date, the monthly and annual installments of Base Rent for the Premises during the remainder of the Term shall be as follows:

Months of Term	Per Rentable Square Foot	Rentable Square Feet	Monthly Base Rent	Annual Base Rent
1/15/14- 1/14/15	$4.53	90,378	$409,412.34	$4,912,948.08
1/15/15- 1/14/16	$4.68	90,378	$422,969.04	$5,075,628.48
1/15/16- 1/14/17	$4.82	90,378	$435,621.96	$5,227,463.52
1/15/17- 1/14/18	$4.98	90,378	$450,082.44	$5,400,989.28
1/15/18- 1/14/19	$5.15	90,378	$465,446.70	$5,585,360.40
1/15/19- 1/14/20	$5.32	90,378	$480,810.96	$5,769,731.52
1/15/20- 1/14/21	$5.49	90,378	$496,175.22	$5,954,102.64
1/15/21- 1/14/22	$5.66	90,378	$511,539.48	$6,138,473.76
1/15/22- 1/14/23	$4.26	90,378	$385,010.28	$4,620,123.36
1/15/23- 1/14/24	$4.40	90,378	$397,663.20	$4,771,958.40
1/15/24- 1/14/25	$4.54	90,378	$410,316.12	$4,923,793.44

As of the Effective Date, Sections 2.3 and 8.1 and Article 9 of the Existing Lease are hereby deleted. Notwithstanding anything to the contrary set forth in the Existing Lease, the Base Rent set forth in Section 3.1 of this Amendment (a) shall not be subject to annual escalation, and (b) shall include all Additional TI Costs as described in Section 4.4 of the Existing Lease, and from and after the Effective Date, such Additional TI Costs shall be included in Base Rent and shall not be payable as Additional Rent.

4. Extension Tenant Improvement Allowance.

4.1. On December 30, 2013, Landlord approved the November 22, 2013 AIA Document A107 – 2007 (together with all “Contract Documents”, as defined therein, collectively the “Construction Contract”), entered into between Tenant and MAI Industries (the “Contractor”). Landlord shall provide to Tenant a tenant improvement allowance in an amount not to exceed Three Million Dollars ($3,000,000) (the “Extension TI Allowance”) for the scope of work to be constructed in the Premises pursuant to Construction Contract (“Extension Tenant Improvements”) in accordance with this Amendment and Article 18 of the Lease.

4.2. Tenant shall have until January 14, 2015 (the “Extension TI Deadline”) to expend the unused portion of the Extension TI Allowance, after which date Landlord’s obligation to fund such costs shall expire. In no event shall any unused Extension TI Allowance entitle Tenant to a credit against Rent payable under this Lease.

4.3 All Extension Tenant Improvements shall be performed by Tenant’s Contractor, at Tenant’s sole cost and expense (except for the Extension TI Allowance). The Extension TI Allowance may be applied to the costs and expenses of the Extension Tenant Improvements (the “Extension TI Costs”) as follows: (a) construction, (b) project review by Landlord (not to exceed one and one-half percent (1.5%) of the aggregate Extension TI Costs), (c) space planning, architect, engineering and other related services performed by third parties unaffiliated with Tenant, (d) building permits and other taxes, fees, charges and levies by Governmental Authorities for permits or for inspections of the Extension Tenant Improvements, and (e) costs and expenses for labor, material, equipment and fixtures. In no event shall the

Extension TI Allowance be used for (i) the cost of work that is not within the scope of work outlined in the Construction Agreement, unless such additional work shall have been shown in plans approved in accordance with Article 18 of the Lease or otherwise approved in writing by Landlord, (ii) payments to Tenant or any affiliates of Tenant, (iii) the purchase of any furniture, personal property or other non-building system equipment, (iv) costs resulting from any default by Tenant of its obligations under this Lease, or (v) costs that are recoverable by Tenant from a third party (e.g., insurers, warrantors, or tortfeasors). Upon substantial completion of the Extension Tenant Improvements, Tenant shall deliver to Landlord (a) a certificate of occupancy for the Premises suitable for the Permitted Use (if required by Applicable Laws) and (b) a Certificate of Substantial Completion in the form of the American Institute of Architects document G704, executed by the project architect and the general contractor.

4.4 Landlord shall disburse installments of the Extension TI Allowance to Tenant (or at Landlord’s election, directly to Contractor) within thirty (30) days following Tenant’s submittal to Landlord of (a) a copy of Contractor’s AIA standard form Application for Payment (G 702) under the Construction Contract, in the amount set forth in such Application for Payment (subject to the retainage provisions of the Construction Contract), (b) invoices from the Contractor and any subcontractors, material suppliers and other parties requesting payment with respect to the amount of the Extension TI Allowance than being requested, (c) unconditional lien releases from the Contractor and each subcontractor and material supplier with respect to previous payments made by either Landlord or Tenant for the Extension Tenant Improvements, in a form acceptable to Landlord and complying with Applicable Laws, and (d) conditional lien releases from the Contractor and each subcontractor and material supplier with respect to the Extension Tenant Improvements performed that correspond to the Application for Payment, in a form acceptable to Landlord and complying with Applicable Laws. To the extent that the total Extension TI Costs exceed the Extension TI Allowance (such excess, the “Excess Extension TI Costs”), Tenant shall reimburse Landlord for the Extension TI Costs on a pari passu basis with Landlord as such costs are paid, in the proportion that the Excess Extension TI Costs payable by Tenant bear to the total Extension TI Costs. If Tenant fails to pay, or is late in paying, any sum due to Contractor (and such failure is not cured within any applicable cure period under the Construction Contract) or any amount due to Landlord under this Article 4 or Article 18 of the Lease (and such failure is not cured within any applicable cure period under the Lease), then Landlord shall have all of the rights and remedies set forth in the Lease for nonpayment of Rent (including the right to interest and the right to assess a late charge), and for purposes of any litigation instituted with regard to such amounts the same shall be considered Rent.

4.5 Landlord has approved Tenant’s selection of the architect, engineer, general contractor and major subcontractors. Landlord may refuse to use any architects, consultants, contractors, subcontractors or material suppliers that Landlord reasonably believes could cause labor disharmony.

4.6 Landlord designates, as Landlord’s authorized representative (“Landlord’s Authorized Representative”), Andrew Richard as the person authorized to initial plans, drawings and approvals and to sign change orders with respect to the Extension Tenant Improvements.

Tenant shall not be obligated to respond to or act upon any such item until such item has been initialed or signed (as applicable) by the appropriate Landlord’s Authorized Representative. Landlord may change either Landlord’s Authorized Representative upon one (1) business day’s prior written notice to Tenant.

4.7 Tenant designates Brian Blagg (“Tenant’s Authorized Representative”) as the person authorized to initial and sign all plans, drawings, change orders and approvals with respect to the Extension Tenant Improvements. Landlord shall not be obligated to respond to or act upon any such item until such item has been initialed or signed (as applicable) by Tenant’s Authorized Representative. Tenant may change Tenant’s Authorized Representative upon one (1) business day’s prior written notice to Landlord.

5. Condition of Premises. Tenant acknowledges that (a) it is in possession of and is fully familiar with the condition of the Premises and, notwithstanding anything contained in the Lease to the contrary, agrees to take the same in its condition “as is” as of the first day of the Extension Term, and (b) Landlord shall have no obligation to alter, repair or otherwise prepare the Premises for Tenant’s continued occupancy for the Extension Term or to pay for any improvements to the Premises, except as may be expressly provided in the Lease.

6. Broker.

6.1 Tenant and Landlord hereby represent and warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment, other than T3 Realty Advisors West Corp. and Kidder Matthews (collectively, “Brokers”) and that they know of no other real estate broker or agent who is or may be entitled to a commission in connection with this Amendment. Landlord shall compensate Brokers in connection with this Amendment pursuant to separate agreements between Landlord and each of the Brokers. Each party agrees to indemnify, defend (at the indemnified party’s option and with counsel reasonably acceptable to the indemnified party) and hold the other party and such party’s affiliates, directors, officers, members, shareholders, employees and their respective successors and assigns harmless from and against any and all costs or liability for compensation claimed by any broker or agent, other than Brokers, claiming to have been employed by or engaged by the representing party.

6.2 Tenant represents and warrants to Landlord that no broker or agent has made any representation or warranty relied upon by Tenant in entering into this Amendment. Tenant acknowledges and agrees that Landlord’s employment of brokers is for the purpose of solicitation of offers from prospective tenants and that no authority is granted to any broker or agent to furnish any representations (written or oral) or warranty from Landlord unless expressly set forth in this Amendment, and that Landlord is entering into this Amendment in reliance upon Tenant’s representations and warranties set forth in this Section 6.

7. No Default. Tenant represents and warrants to Landlord that, to the best of Tenant’s knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Existing Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.

Landlord represents and warrants to Tenant that, to the best of Landlord’s knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Existing Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.

8. Notices. Tenant confirms that, notwithstanding anything in the Lease to the contrary, notices delivered to Tenant pursuant to the Lease should be sent to:

Revance Therapeutics, Inc.

2400 Bayshore Parkway, Suite 100

Mountain View, California 94043

Attention: L. Daniel Browne

Facsimile: (650) 230-4501

with a copy to:

Cooley LLP

101 California Street

Fifth Floor

San Francisco, California 94111

Attention: Anna Pope

Facsimile: 650) 693-2222

7. Effect of Amendment. Except as modified by this Amendment, the Existing Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. The covenants, agreements, terms, provisions and conditions contained in this Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and, except as otherwise provided in the Lease, their respective assigns. In the event of any conflict between the terms contained in this Amendment and the Existing Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties. From and after the date hereof, the term “Lease” as used in the Lease shall mean the Existing Lease, as modified by this Amendment.

8. Miscellaneous. This Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof. All exhibits hereto are incorporated herein by reference. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease, lease amendment or otherwise until execution by and delivery to both Landlord and Tenant.

9. Counterparts. This Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.

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IN WITNESS WHEREOF, Landlord and Tenant have hereunto set their hands as of the date and year first above written, and acknowledge that they possess the requisite authority to enter into this transaction and to execute this Amendment.

LANDLORD:

BMR-GATEWAY BOULEVARD LLC, a Delaware limited liability company
By:	/s/ Kevin M. Simonsen
Name:	Kevin M. Simonsen
Title:	VP, Real Estate Legal

TENANT:

REVANCE THERAPEUTICS, INC., a Delaware corporation
By:	/s/ L. Daniel Browne
Name:	L. Daniel Browne
Title:	President and Chief Executive Officer